                                                                EXHIBIT 10.26


                       THIRD AMENDMENT TO LOAN AGREEMENT


     This THIRD AMENDMENT TO LOAN AGREEMENT ("Third Amendment") is made this ___ day of December 1996 by and between WABASH NATIONAL CORPORATION, a Delaware corporation with its principal place of business at 1000 Sagamore Parkway South, Lafayette, Indiana 47905 ("Borrower") and NBD Bank, N.A., (the "Bank"), a national banking association with its principal banking offices at One Indiana Square, Indianapolis, Indiana 46266.

     WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement dated April 28, 1995 as amended by an Amendment dated November 9, 1995 as further amended by a Second Amendment dated September 30, 1996 (collectively, the "Agreement"); and

     WHEREAS, the Borrower has requested that the Bank extend the Loan Maturity Date and amend certain covenants in the Agreement to permit the Borrower to enter into certain indebtedness and make loans to its Subsidiary, Wabash National Finance Corporation; and

     WHEREAS, the Bank is willing to amend such covenants, on the terms and conditions set forth in the Agreement, as hereinafter amended:

     NOW THEREFORE, in consideration of the Bank's agreement to extend the Loan Maturity Date and amend certain covenants, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1. Definitions. All defined terms used herein shall be used with the meanings ascribed to them in the Agreement, unless otherwise specifically defined herein. The following definitions are hereby amended to read in their entirety as follows:


     "Applicable Commitment Fee" means that percentage of the unused portion of the Commitment, as reduced from time to time in accordance with Section 2.1(A), to be paid to the Bank pursuant to Section 2.7 hereunder, determined by reference to both the Borrower's Ratio of Funded Debt to Total Capitalization and the Fixed Charge Coverage Ratio, in accordance with the following table:(1)

                                                       Fixed Charge Coverage Ratio
                                --------------------------------------------------------------------------
         Funded Debt                       2.25 to       2.00 to       1.75 to       1.50 to       1.25 to
      to Capitalization         2.50       2.49          2.24          1.99          1.74          1.49
------------------------------  --------------------------------------------------------------------------

         .15                    .10%       .125%         .15%          .175%         .225%         .275%
         .16 to .30             .125%      .15%          .175%         .225%         .275%         .30%
         .31 to .40             .15%       .175%         .225%         .275%         .30%          .325%
         .41 to .50             .175%      .225%         .275%         .30%          .325%         .35%
         .51 to .55             .225%      .275%         .30%          .325%         .35%          .40%
         .56 to .60             .275%      .30%          .325%         .35%          .40%          .45%

     The Applicable Commitment Fee shall be determined and adjusted, if appropriate, quarterly on the basis of the financial statements of the Borrower for the fiscal quarter immediately preceding the date of determination of the Applicable Commitment Fee.

     "Applicable Margin" means that percentage to be added to each of the LIBOR Rate or Federal Funds Rate at which interest will accrue on the Advances or Loans determined by reference to both the Borrower's Ratio of Funded Debt to Total Capitalization and the Fixed Charge Coverage Ratio. The Applicable Margin for LIBOR Advances or Loans or standby letters of credit under Section 2.1(F) shall be determined as set forth in the following table and the Applicable Margin for Federal Funds Advances or Loans shall be the applicable percentage set forth in the following table plus 10 Basis Points:

                                                       Fixed Charge Coverage Ratio
                                --------------------------------------------------------------------------
         Funded Debt                       2.25 to       2.00 to       1.75 to       1.50 to       1.25 to
      to Capitalization         2.50       2.49          2.24          1.99          1.74          1.49
------------------------------  --------------------------------------------------------------------------
         .15                    .25%       .30%          .40%          .50%          .625%         .75%
         .16 to .30             .30%       .40%          .50%          .625%         .75%          .80%
         .31 to .40             .40%       .50%          .625%         .75%          .80%          .90%
         .41 to .50             .50%       .625%         .75%          .80%          .90%          1.00%
         .51 to .55             .625%      .75%          .80%          .90%          .1.00%        1.125%
         .56 to .60             .75%       .80%          .90%          1.00%         1.125%        1.25%

     Each Applicable Margin shall be determined and adjusted, if appropriate, quarterly on the basis of the financial statements of the Borrower for the fiscal quarter of the Borrower immediately preceding the date of determination, furnished to the Bank pursuant to the requirements of Section 5.3, with prospective effect for the following fiscal quarter. Interest will accrue and be payable in any fiscal quarter on the basis of the Applicable Margin in effect during the preceding fiscal quarter until the Borrower's financial statements for the preceding fiscal quarter are delivered to the Bank. On the first interest payment date which follows delivery of such financial statements in any fiscal quarter, an appropriate adjustment shall be made for interest accrued and paid on prior interest payment dates in that quarter, any overpayment being credited against the interest payment then due from the Borrower to the Bank and any deficiency being then due and payable by the Borrower to the Bank. In the event the Borrower fails to provide the quarterly financial statements pursuant to the requirements of Section 5.3, the Applicable Margin will be presumed to be the highest percentage set forth in the above table.

     "Basis Point" means one-one hundredths of one percent (.01%).

     "Borrowing Base" means the amount equal to the sum of i) 80% of the Borrower's eligible accounts receivable, plus ii) 50% of eligible raw materials, plus iii) 25% of eligible work in progress, plus iv) 80% of finished goods inventory, plus v) 60% of eligible used trailer inventory, plus vi) 65% of the Borrower's eligible lease portfolio. For purposes of the preceding sentence, "eligible accounts receivable" means the Borrower's accounts receivable less any accounts which are 90 days or more past the invoice date; or which are due from any account debtor if 50% or more of the aggregate amount of the accounts receivable from such debtor are 90 days or more past the invoice date; are accounts receivable from Persons outside the United States which are not secured by a letter of credit or guaranty acceptable to the Bank; or are accounts owed by a Subsidiary to the Borrower; and provided that any account receivable otherwise included in the Borrowing Base shall be reduced, but not below zero, by the amount of any accounts payable to the account debtor from whom such account is due; "eligible raw materials" means raw materials less consignment inventory; "eligible work in process" means all work in process less the amount of progress billings; "eligible used trailer inventory" means such inventory less any obsolescence reserve; and "eligible lease portfolio" means the Borrower's total lease portfolio less equipment with rental payments over 90 days past due, less equipment which has been off-lease for more than 90 days, and less any finance contracts over 90 days past due.

     The following definitions are hereby deleted from the Agreement: "CD Advance", "CD Base Rate", "CD Loan", "CD Rate", and "CD Reserve Percentage".

     Section 2. Amendments to Section 2 of the Agreement. The following amendments are made to Section 2 of the Agreement

     A. Section 2.1(A) of the Agreement is hereby amended to change the maximum dollar amount of the Commitment to "Eighty-Five Million and no/100 Dollars ($85,000,000"), and to change the "Loan Maturity Date" to July 1, 1998. Further, the reference to "CD Advances" is hereby deleted. The following additional language is added to the end of that paragraph:

            "Borrowings hereunder shall be limited to the lesser of the Commitment, as reduced from time to time, or the Borrowing Base in the event that the Borrower's pro forma ratio of Funded Debt to

            Total Capitalization exceeds 45% (.45 to 1.0). If the principal balance of the Loan exceeds the Borrowing Base, as determined on the basis of the most recent Borrowing Base Certificate furnished by the Borrower or as determined by the Bank upon an inspection of the books and records of the Borrower, the Borrower shall immediately repay that portion of the principal balance of the Loan which is in excess of the Borrowing Base. Such repayment shall be due without demand. At the Borrower's option, the Borrower may repay and permanently reduce the amount of the Commitment, in increments of $5,000,000, at the end of each fiscal quarter".

     B. Sections 2.1(B), (C) and (D) are hereby amended to delete any reference to "CD Advances" or "CD Rate".

     C. Section 2.1(E) is hereby amended to change the "Loan Maturity Date" to July 1, 1998.

     D. Section 2.1(F) is hereby amended to decrease the Maximum Available Credit for letters of credit to Twelve Million Five Hundred Thousand Dollars ($12,500,000). Further, the per annum commitment fee for standby letters of credit shall be calculated based upon the Applicable Margin in effect on the date of determination and shall be payable quarterly in arrears.

     Section 3. Amendments to Section 5.1. The preamble to Section 5.1 of the Agreement is hereby amended to read in its entirety as follows:

            "Section 5.1. Affirmative Covenants of Borrower Other Than Reporting Requirements. From the date hereof and thereafter for as long as the Loan is outstanding or Borrower is indebted to the Bank under any of the Financing Documents, Borrower shall and shall cause each Subsidiary to do the following, unless the Bank shall otherwise consent in writing:".

     Section 4. Amendments to Section 5.2. The following amendments are hereby made to Section 5.2 of the Agreement:

     A. Preamble to Section 5.2. The preamble to Section 5.2 is hereby amended to read in its entirety as follows:

            "Section 5.2. Negative Covenants of Borrower. From the date hereof and thereafter so long as any portion of the Loan is outstanding or Borrower is indebted to the Bank under any of the Financing Documents, Borrower shall not, and shall not permit any Subsidiary to do any of the following, without the prior written consent of the Bank:".

     B. Amendments to Section 5.2(A). The following subsections of Section 5.2(A) Liens. are hereby amended to read in their entirety as follows:

            "(i) that secure Indebtedness existing on the date of execution of this Agreement and properly reflected on the Borrower's financial statements or Liens securing additional debt of the Borrower and its Subsidiary incurred solely for the construction or purchase of new fixed assets (excluding trailers or other inventory, except as hereinafter provided) with such purchase money Liens limited to the specific assets purchased, and not to exceed, in the aggregate 20% of the Borrower's consolidated Tangible Net Worth at any time outstanding, and provided that any default under such debt shall constitute a default under this Agreement. Provided that the Borrower does not violate a financial covenant in Section 5.2(L), and subject to the Tangible Net Worth limitation set forth above, the Borrower or a Subsidiary may incur Liens on Indebtedness of up to $10 million at any one time outstanding for the purchase of new equipment for lease to third parties.

            (x)  Liens on assets of Wabash National Finance
            Corporation, or Subsidiary, which exist on the date hereof as set forth on Schedule 5.2.(A) attached hereto."

     C. Amendment to Section 5.2(H). Section 5.2(H) of the Agreement is hereby amended in its entirety as follows:

            "(H) Indebtedness. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness if the incurrence or existence of such Indebtedness will result in a violation of a financial covenant in
            Section 5.2(L) of this Agreement, and provided that Wabash National Finance Corporation, a Subsidiary shall not incur any Indebtedness other than the secured debt permitted under Section 5.2(A)(i) and (x) and Indebtedness owed to the Borrower in accordance with Section 5.2(M).

     D. Amendments to Section 5.2(L). Section 5.2(L) of the Agreement is hereby amended to read in its entirety as follows:

            "(L) Financial Covenants.

            (i) Tangible Net Worth. The Borrower, on a consolidated basis, will at all times from the date hereof maintain a Tangible Net Worth of not less than $135,000,000, increasing quarterly commencing January 1, 1997 by an amount equal to the sum of fifty percent (50%) of the Borrower's consolidated net income (with no downward adjustment for net losses in any quarter) and eighty percent (80%) of net proceeds received by the Borrower from equity offerings.

            (ii) Funded Debt to Total Capitalization. The Borrower, on a consolidated basis, will maintain a ratio of Funded Debt to Total Capitalization not to exceed 60% (.60 to 1.0) at all times, calculated on a quarterly basis.

            (iii) Fixed Charge Coverage Ratio. The Borrower, on a consolidated basis, will maintain a Fixed Charge Coverage Ratio, calculated quarterly on a four quarter trailing basis commencing from the most recent quarter end, at levels not less than those shown in the following table for the periods indicated:

                            PERIOD                     RATIO
                            ------                     -----
                  from the date of this
                  Amendment  until
                  December 31, 1997                 1.25 to 1.0
                  At December 31, 1997 until
                  June 30, 1998, and                1.50 to 1.0
                  At June 30, 1998 and at
                  all times thereafter              2.0 to 1.0

     E. Amendment to Section 5.2(M). Section 5.2(M) of the Agreement is hereby amended in its entirety as follows:

            "(M) Loans to or Investments in Subsidiaries. Make loans to, additional equity or other investments in, or otherwise provide financial accommodations to a Subsidiary, in excess of $125,000,000 in the aggregate at any time outstanding (including loans outstanding on the date hereof under Section 5.2(A)(x) and amounts incurred by a Subsidiary under Section 5.2(A)(i)); provided, however, that intercompany accounts payable owed by a Subsidiary to the Borrower shall be considered loans for purposes of this covenant if such accounts payable are not paid within 90 days of origination.

     F. Additional Covenants. Section 5.2 is hereby amended to add two (2) new covenants as set forth in their entirety as follows:

            "(N) Restriction on Non-U.S. Assets. Make any direct or indirect purchase or other acquisition of or investment in assets, including lease obligations, from or with any person located outside of the United States, in the aggregate in excess of 25% of the Borrower's consolidated Tangible Net Worth.

            (O) Limitation on Concentration of Leased Equipment. Permit, or allow a Subsidiary to permit the net book value of equipment or finance contracts from any one lessee to exceed 10% of the Borrower's consolidated Tangible Net Worth, except as set forth in Schedule 5.2(O) attached hereto.

     Section 5. Amendment to Section 5.3. Section 5.3 of the Agreement is hereby amended to add new subsection (J) to read in its entirety as follows:

            (J) As soon as possible and in any event within 30 days after the end of each calendar month, a Borrowing Base Certificate (when Funded Debt to Total Capitalization exceeds 45%), a lease portfolio listing, lease receivables aging report and a used trailer inventory report for the Borrower and Subsidiaries, in form and substance satisfactory to the Bank.

     Section 6. Amendments to Section 6.1. Section 6.1 of the Agreement is hereby amended to insert the words "or any Subsidiary" after the word "Borrower", wherever it appears in the following subsections: (B), (C), (D),
(F), (G), or (H). Section 6.1 is also amended to add a new subsection (J) as follows:

            (J)  The failure of the Borrower to
                 complete the private sale of $45,000,000 of its Senior Notes on or before March 31, 1997, (unless such date is extended by the Bank in its sole discretion), pursuant to a Note Purchase
                 Agreement dated as of December 1, 1996.

     Section 7. Conditions Precedent. On or prior to the date of execution of this Third Amendment, the Borrower shall deliver to the Bank the following documents or complete the following actions, the receipt, sufficiency and completion of which are conditions precedent to the Bank's obligation to amend the Agreement:

            (A) An executed original of this Third Amendment;

            (B) An executed replacement Revolving Line of Credit
            Promissory Note;

            (C) A Secretary's Certificate and Borrowing
            Resolutions of the Executive Committee of the Board of Directors of the Borrower;

            (D) A Borrower's counsel opinion in form and substance acceptable to the Bank and its counsel;

            (E) A Compliance Certificate in form and substance acceptable to the Bank;

            (F)  A Borrowing Base Certificate;

            (G) Payment of an Amendment Fee in the amount of $85,000 which will be deducted from the Borrower's demand account maintained with the Bank on the date of closing; and

            (H) The closing of the Borrower's private placement of up to $100,000,000 of Senior Notes of the Borrower pursuant to a Note Purchase Agreement dated as of December 1, 1996 and the receipt of $55,000,000 in initial proceeds of the sale.

     Section 8. Effect of Third Amendment. Except as specifically amended in this Third Amendment, the Agreement shall continue in full force and effect as therein stated and the Borrower certifies that all representations and warranties contained therein are true and correct as if made as of the date hereof and that no Event of Default has occurred and is continuing under the Agreement.


(1)